Exhibit 97

LXP Industrial Trust

Executive Incentive Compensation Recovery Policy
A.Purpose
The Board of Trustees (the “Board”) of LXP Industrial Trust, a Maryland real estate investment trust (the “Company”), believes that it is appropriate to have a policy regarding recovery of certain compensation from certain employees upon certain events described herein. Therefore, the Board hereby adopts this Executive Incentive Compensation Recovery Policy (this “Policy”). This Policy is intended to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 240.10D-1 of Exchange Act and Section 303A.14 of the NYSE Listed Company Manual and shall be interpreted and applied in accordance with such intent. Capitalized terms not otherwise defined in this Policy shall have the meaning in Section D below.
B.Administration
The Compensation Committee of the Board (the “Committee”) will administer this Policy. Subject to the provisions of this Policy, the Committee is authorized to determine, interpret and take actions in connection with this Policy as it deems necessary or advisable. All such Committee determinations, interpretations and actions will be final, binding and conclusive. The Committee’s determinations need not be uniform among Covered Persons.
Subject to any limitations under applicable law, the Committee may authorize any officer or employee of the Company to take actions necessary or appropriate to carry out the purpose and intent of this Policy, provided that no such authorization shall relate to any recovery under this Policy that involves such officer or employee.
C.Definitions
For purposes of this Policy, the following terms shall have the meanings set forth below:
1.“Covered Person” means any person who Received Incentive-Based Compensation (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; and (iii) while the Company has a class of securities listed on the Exchange (or any other national securities exchange or national securities association).
2.“Effective Date” means November 14, 2023.
3.“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by a Covered Person that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by such Covered Person had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (i.e., gross of taxes withheld). For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
4.“Exchange” means the New York Stock Exchange.
5.“Executive Officer” means the Company’s Chief Executive Officer, President, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, vision or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.
6.“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measures, and (ii) the Company’s stock price and total shareholder return. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.
7.“Incentive-Based Compensation” means any compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure. Examples of “Incentive-Based Compensation” include, but are not limited to: non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; other cash awards based on satisfaction of a Financial Reporting Measure performance goal; restricted stock, restricted stock units, performance share units, stock options, and SARs that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure goal; and proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure goal. “Incentive-Based Compensation” excludes, for example, time-based awards such as stock options or restricted stock units that are granted or vest solely upon completion of a service period; awards based on non-financial strategic or operating metrics such as the consummation of a merger or achievement of non-financial business goals; service-based retention bonuses; discretionary compensation; and salary.
8.“Look-Back Period” means (i) the Company’s three completed fiscal years immediately preceding the date on which the Material Restatement is required and (ii) any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, for purposes of clause (ii), a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The date on which a Material Restatement is required is the earliest to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Material Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Material Restatement.
9.“Material Restatement” means the Company is required to prepare a restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial restatement, or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period.

10.“Received” means Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For example, if the performance target for an award is based on total shareholder return for the year ended December 31, 2023, the award will be deemed to have been received in 2023 even if paid in 2024.
D.Effectiveness.
This Policy shall be effective with respect to Incentive-Based Compensation Received by Executive Officers on or after the Effective Date (set forth below). This Policy shall supplement other recoupment policies and arrangement of the Company. However, in the event this Policy conflicts with another policy or arrangement, this Policy shall govern.
E.Clawback Policy
1.In the event of a Material Restatement, then except as provided in Section 2 below, the Company must recover reasonably promptly all Erroneously Awarded Compensation Received by a Covered Person during the Look-Back Period. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.
2.The Company is not required to recover Erroneously Awarded Compensation in compliance with this Policy to the extent that any of the conditions listed in subjections (a), (b) or (c) of this Section 2 are met and the Committee has made a determination that recovery would be impracticable.
(a)    The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
(b)    Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange.
(c)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
3.The Committee has discretion to select the means of recovery of Erroneously Awarded Compensation based on the facts and circumstances, provided recovery is pursued reasonably promptly and in exercising its discretion the Committee should act in a manner that prevents Covered Persons from retaining Erroneously Awarded Compensation they Received. The Committee may not accept recovery of less than the full amount of the Erroneously Awarded Compensation unless the Committee has determined recovery of a greater amount would be impractical and one of the conditions in Section 2(a) above is applicable to recovery of a greater amount. A non-exclusive list of possible means of recovery include:

(a)requiring repayment of the Erroneously Awarded Compensation previously paid;.
(b)offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Covered Person, including without limitation, any prior cash incentive payments, executive retirement benefits, wages, equity grants or other amounts payable by the Company to the Covered Person in the future;
(c)seeking recovery of any gain realized on the vesting, exercise, settlement, cash sale, transfer, or other disposition of any equity-based awards; and/or
(d)taking any other remedial and recovery action permitted by law or contract, as determined by the Committee.
The method of recovery need not be uniform among Covered Persons.
4.Notwithstanding the terms of any indemnification agreement, insurance policy, contractual arrangement, the governing documents of the Company or other document or arrangement, the Company shall not indemnify any Covered Person against, or advance expenses with respect to, or pay the premiums for any insurance policy to cover, any amounts recovered under this Policy or any expenses that a Covered Person incurs in opposing Company efforts to recoup amounts pursuant to the Policy.
5.The Company must file all disclosures with respect to this Policy in accordance with the requirements of Federal securities laws, including the disclosure required by the applicable filings with the Securities and Exchange Commission.

F.Other Clawback Policies Required by Applicable Law
Notwithstanding any other provision in this Policy, a Covered Person’s compensation shall also be subject to any additional “clawback” or recoupment requirements required by applicable law, including, without limitation Section 304 of the Sarbanes-Oxley Act of 2002, or any rules, regulations and guidance promulgated thereunder.
G.Covered Person Acknowledgement and Agreement
All Covered Persons subject to this Policy must acknowledge their understanding of, and agreement to comply with, the Policy by executing the acknowledgment and agreement attached hereto as Exhibit A. Notwithstanding the foregoing, this Policy will apply to Covered Persons whether or not they execute such acknowledgment and agreement.
H.Miscellaneous
1.Application of this Policy does not preclude the Company from taking any other action permitted under applicable law to enforce a Covered Person’s obligations to the Company, including termination of employment or service or institution of civil or criminal proceedings, and shall not be construed as limiting the Company’s rights to recoup, offset or clawback Incentive-Based Compensation or any other compensation. Accordingly, the remedies provided for under this Policy shall be in addition to, and shall not preclude, any remedies against the Covered Person. The Committee reserves the right to take remedial action against a Covered Person in a manner it deems appropriate. Nothing in this Policy will be deemed to limit or restrict the Company from providing for forfeiture or repayment or both of compensation (including Incentive-Based Compensation) under circumstances not set forth in this Policy. This Policy shall be binding and enforceable against all Covered Persons and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.
2.This Policy will be subject to the periodic review of the Committee. The Company anticipates that modifications to this Policy will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal standards, including without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Exchange Act, Exchange Act Rule 10D-1, Section 304 of the Sarbanes-Oxley Act of 2002, or any rules, regulations and guidance promulgated thereunder, may change. The Company reserves the right to amend, supplement or discontinue this Policy and the matters addressed herein, without prior notice, at any time. .
Adopted on November 14, 2023

EXHIBIT A
LXP Industrial Trust
Executive Incentive Compensation Recovery Policy

Acknowledgement and Agreement
This Acknowledgment and Agreement (this “Agreement”) is entered into as of the day of _________, 20__, between LXP Industrial Trust, a Maryland real estate investment trust
(the “Company”), and    (the “Executive”), under the following circumstances:
WHEREAS, the Board of Trustees of the Company (the “Board”) has adopted the LXP Industrial Trust Executive Incentive Compensation Recovery Policy (the “Policy”);
WHEREAS, the Executive has been designated as a “Covered Person” as defined in the Policy;
WHEREAS, the Board or the Compensation Committee of the Board (the “Committee”) has subjected, and in the future may subject, any payments under the Company’s annual cash incentive opportunity to recoupment in the event of additional circumstances not covered by the Policy (the “Cash Inventive Recoupment”), as have been and will be set forth in the resolutions approving such opportunity and/or the Company’s annual shareholder meeting proxy statement;
WHEREAS, in consideration of, and as a condition to the receipt of, future cash and equity-based awards, performance-based compensation, and other forms of cash or equity compensation made under the Company’s equity incentive plans, the Executive and the Company are entering into this Agreement; and
WHEREAS, defined terms used but not defined in this Agreement shall have the meanings set forth in the Policy.
NOW, THEREFORE, the Company and the Executive hereby agree as follows:
1.The Executive hereby acknowledges receipt of the Policy, to which this Agreement is attached, and the terms of which are hereby incorporated into this Agreement by reference. The Executive has read and understands the Policy and has had the opportunity to ask questions to the Company regarding the Policy.
2.The Executive hereby acknowledges and agrees that the Policy shall apply to any Incentive-Based Compensation as set forth in the Policy and that all such Incentive-Based Compensation shall be subject to recovery under the Policy.
3.Any applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted to the Executive by the Board or the Committee shall be deemed to include the restrictions imposed by the Policy and shall incorporate it by reference. In the event of any inconsistency between the provisions of the Policy and the applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation award granted to the Executive, the terms of the Policy shall govern unless the terms of such other agreement or other document would result in a greater recovery by the Company.

4.For good and valuable consideration, the Executive hereby acknowledges that, notwithstanding any rights to indemnification under the Company’s declaration of trust, bylaws, Board resolution,
A-1

indemnification agreement or other arrangement between the Company and the Executive, the Company shall not indemnify the Executive against, or advance expenses with respect to, or pay the premiums for any insurance policy to cover, losses incurred under the Policy or the Cash Incentive Recoupment or any claim or action by the Executive in opposing Company efforts to recover amounts pursuant to the Policy or the Cash Incentive Recoupment and the Executive hereby waives any indemnification, reimbursement or advancement right with respect thereto.
5.In the event it is determined by the Company that any amounts granted, awarded, earned or paid to the Executive must be forfeited or reimbursed to the Company pursuant to the Policy or the Cash Incentive Recoupment, the Executive will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.
6.This Agreement and the Policy shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Executive’s employment with the Company and its affiliates.
7.This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission (such as PDF), each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.
8.This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflict of laws.
9.No modifications or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties hereto or their respective duly authorized agents. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Executive, and the successors and assigns of the Company.
[Signature Page Follows]
A-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
LXP INDUSTRIAL TRUST

By:__________________________________
Name:
Title:

[EXECUTIVE]

_______________________________________
Name:
Title: